Exhibit 99.1

NEWS RELEASE

NUVASIVE ANNOUNCES ACQUISITION OF VERTERA SPINE

NuVasive invests in advanced materials science portfolio with first-of-its-kind porous PEEK technology

SAN DIEGO, CA – Sept. 7, 2017 – NuVasive, Inc. (NASDAQ: NUVA), a leading medical device company focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, today announced the acquisition of Vertera Spine, a privately-held medical device company developing and commercializing highly innovative interbody implants for spinal fusion using patented porous polyetheretherketone (PEEK) technology. Terms of the acquisition were not disclosed.

The acquisition of Vertera Spine reflects NuVasive’s continued commitment to pursue strategic opportunities as it builds out its advanced materials science portfolio to complement the Company’s position as the innovation leader in spine. As a result of this acquisition, NuVasive is now the only medical device company to offer porous interbody technology across both PEEK and titanium materials, thereby addressing the spectrum of surgeons’ needs and preferences for interbody implants. Vertera Spine’s technology provides a unique three-dimensional porous PEEK architecture to help elicit and encourage bone ingrowth based on pre-clinical studies, a key factor in improved patient outcomes in spinal fusion procedures, using a proprietary processing method that retains strength and durability.

“With the addition of porous PEEK technology, NuVasive takes the next step in building out its advanced materials science technology focused on delivering the highest level of scientifically driven properties for best spinal fusion rates, including porosity, visualization, surface and structure. This in turn helps to create more predictable, improved outcomes for patients undergoing spine surgery,” said Gregory T. Lucier, chairman and chief executive officer of NuVasive. “Our go-to-market plans include adding Vertera Spine’s FDA-cleared products to NuVasive’s commercial offerings, as well as applying the porous PEEK technology to our innovation roadmap as we further build out our pipeline of highly differentiated products to increase our market penetration.”

Chris Lee, chief executive officer of Vertera Spine, said, “Vertera Spine is excited to join NuVasive to further proliferate our game-changing material technology, as they bring to bear the industry’s leading product innovation capability as well as the scale and resources necessary to realize our full potential. Since founding the company in 2013, our goal has been to help reach more surgeon customers and their patients with this disruptive technology. Together, we will now be able to better serve the market and change the lives of patients around the world.”

Ken Gall, chair of Mechanical Engineering and Materials Science at Duke University, said, “The development of porous PEEK was a breakthrough discovery based on nearly ten years of scientific research. The end result of this fundamental materials work was the first load bearing porous polymer scaffold used in the human body that is both high-strength and finely tuned to promote bony attachment.”

Vertera Spine’s existing interbody product lines will be added to NuVasive’s portfolio for U.S. commercial sale and distribution including:

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COHERE® Cervical Interbody Fusion Device: COHERE is FDA-cleared and recently received a new ICD-10 code, issued by the Center of Medicare & Medicaid Services (CMS), effective October 1. COHERE is the only product approved for use with the new code, signifying CMS’ recognition of the innovation and potential clinical and tracking benefits of using porous PEEK.

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COALESCETM Lumbar Interbody Fusion Device: COALESCE recently received FDA 510(k) clearance for use in anterior, transforaminal, posterior, and lateral lumbar interbody fusion procedures. Additional extensions for the device are planned for TLIF and PLIF procedures in multiple footprint, height, and lordotic angle configurations.

About NuVasive

NuVasive, Inc. (NASDAQ: NUVA) is transforming spine surgery and beyond with minimally invasive, procedurally-integrated solutions designed to deliver reproducible and clinically-proven surgical outcomes. The Company’s portfolio includes access instruments, implantable hardware, biologics, software systems for surgical planning, navigation and imaging solutions, magnetically adjustable implant systems for spine and orthopedics, and intraoperative monitoring service offerings. With $962 million in revenues (2016), NuVasive has an approximate 2,300 person workforce in more than 40 countries serving surgeons, hospitals and patients. For more information, please visit www.nuvasive.com.

Forward-Looking Statements

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with the integration of Vertera Spine into the Company’s business, acceptance of the Company’s surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive’s products (including the iGA™ platform), the Company’s ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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Investor Contact:

Suzanne Hatcher

NuVasive, Inc.

858-458-2240

investorrelations@nuvasive.com

Media Contact:

Stefanie Mazer

NuVasive, Inc.

858-320-5243

media@nuvasive.com